Exhibit 10.1

December 13, 2019

Parveen Kakar

26419 Mandalay Circle

Novi, MI 48374

Dear Parveen,

As a key leader of Superior Industries International, Inc. (the Company), Superior would like to offer you this Retention Bonus Agreement.

Duration

The term of this Agreement will begin on December 13, 2019 and end on October 1, 2021, unless terminated before that time.

Retention Awards

You will be eligible for a cash retention bonus of $216,300.00 (USD) subject to the terms described below. The retention bonus will be paid to you through the next reasonable payroll cycle following October 1, 2021 provided you remain an employee of the company.

You have also been granted 20,000 RSUs (Restricted Stock Units) that will vest October 1, 2021, provided you remain an employee of the company. A separate document will be available to you at a later date.

Termination

If the Company terminates your employment before the end of the duration of this Agreement, other than for cause, the Company will be obligated to pay you the full amount of the cash retention bonus and vest the granted RSUs.

If you are terminated for cause at any point before the end of this Agreement, you will not be eligible for any portion of the cash retention bonus or vesting of the granted RSUs.

For purposes of this Agreement, cause means:

Your willful and continued failure to perform substantially your duties with the Company.

Your willful engagement in illegal conduct or gross misconduct.

Governing Law

The validity, interpretation and performance of this Agreement shall, in all respects, be governed by the relevant laws of the State of Michigan.

Modification

No provision of this Agreement may be modified, altered or amended, except by collective agreement between the Company and you in writing.

Arbitration

By signing this Agreement, you agree that any claims or disputes covered by this Agreement or resulting from your employment during the term of the Agreement must be submitted to binding arbitration and that this arbitration will be the only remedy for resolution of any such claim or dispute. This promise to resolve claims by arbitration is equally binding upon both you and the Company.

Any arbitration will be administered by the American Arbitration Association under its Commercial Arbitration Rules. The Company will be responsible for any costs of arbitration, and each party shall bear its own expenses.

If you accept the terms of this Agreement, please sign below in the space provided.

Again, thank you for your leadership and dedication.

Sincerely,

/s/ Majdi Abulaban		December 13, 2019
Majdi Abulaban		Date
President and Chief Executive Officer

Acceptance

Signature:	/s/Parveen Kakar	December 13, 2019
Date